UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2008
CNA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5823	36-6169860

(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

333 S. Wabash, Chicago, Illinois	60604

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 822-5000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 23, 2008, the Registrant issued a press release announcing the decision of Stephen W. Lilienthal to retire as Registrant’s Chairman and Chief Executive Officer, effective June 8, 2009. The press release is filed as Exhibit 99.1 to this Form 8-K.
ITEM 5.02(c) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 23, 2008 Registrant issued a press release announcing that Thomas F. Motamed will succeed Stephen W. Lilienthal as Registrant’s Chairman of the Board and Chief Executive Officer, effective June 8, 2009. The press release is filed as Exhibit 99.1 to this Form 8-K. The term of Mr. Motamed’s appointment will be from commencement through December 31, 2013. His base salary at commencement will be $1,000,000, with potential increases beginning in 2010. His annual incentive bonus opportunity will be as determined by the Compensation Committee of Registrant’s Board of Directors, with a minimum target payout opportunity of $2.5 million and a maximum annual incentive bonus of $4 million. Mr. Motamed will also be eligible for a long term incentive cash bonus with a target of 25% of his base salary. At commencement he will receive a grant of restricted stock units of Registrant’s common stock with a value of $2.5 million, and he will be eligible to receive annual grants of such restricted stock units with a target value of $2.5 million, subject to achievement of applicable net operating income goals as set annually by the Compensation Committee. He will also receive an annual grant of 80,000 stock appreciation rights paid in Registrant’s common stock, subject to the terms of Registrant’s 2000 Incentive Compensation Plan.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits:

Exhibit No.	Description

99.1	CNA Financial Corporation press release, issued May 23, 2008, announcing the decision of Stephen W. Lilienthal to retire as Registrant’s Chairman and Chief Executive Officer and the appointment of Thomas F. Motamed as Mr. Lilienthal’s successor to those offices on June 8, 2009.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNA Financial Corporation

(Registrant)

Date: May 23, 2008	By	/s/ D. Craig Mense

(Signature)

D. Craig Mense
Executive Vice President and
Chief Financial Officer